NEWS RELEASE Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000

UNITED FUEL & ENERGY ISSUES PREFERRED
STOCK FOR NET PROCEEDS OF $5.6 MILLION

Midland, Texas - April 28, 2006 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the rural markets of the southwestern and south central U.S., today announced that on April 25, 2006, the Company sold 6,050 shares of Series A 8% Convertible Preferred Stock in a private placement for $1,000 per share, generating net proceeds of approximately $5.6 million. The preferred stock carries an optional conversion into common stock at an initial conversion price of $1.50. Sanders Morris Harris served as placement agent for these offerings.

“We are pleased to complete this financing, which, together with our previously announced sales of securities, has provided us with total net proceeds of approximately $13.7 million with which to fund our growth and strengthen our balance sheet,” stated Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer. “We have identified numerous opportunities to expand our business and see the market condition as ripe for executing our growth model. We appreciate the support of Sanders Morris Harris and the confidence of our new investors during these exciting times.”

About United Fuel
United Fuel, located in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain rural markets of Texas, New Mexico and Oklahoma. United Fuel represents the consolidation of four companies, the most significant of which is the Eddins-Walcher Company. Eddins-Walcher has been in business since 1937, has a reputation of reliability with its customers and currently represents the majority of United Fuel’s consolidated revenues. United Fuel intends to continue to expand its business through strategic acquisitions.

United Fuel currently engages in the following activities:

•	Card-lock operation (unattended re-fueling of commercial vehicles).
•	Wholesale fuels and lubricants (to commercial customers).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through 19 branch locations and 96 card-lock (unattended) fuel sites. United Fuel currently has approximately 275 full-time employees. For more information, please visit the Company’s website at www.ufeonline.com.

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

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